Source: Playlogic Entertainment, Inc
PRESS RELEASE

PLAYLOGIC Entertainment Inc. Announces
Financial Results of Q1 2008

(Amsterdam, The Netherlands) May 8th, 2008 – Playlogic Entertainment, Inc. (OTCBB: PLGC) announces financial results for the first quarter of 2008, ending March 31.

Revenues
Net revenues climbed to $4.0 million in Q1 2008, up from $3.5 million for the same period the year before, an increase of 12%. The increase was attributable to new titles released on Wii, DS, PS2 and PC platforms.

Gross Profit
Gross profit was $2.2 million compared to $2.4 million for the same period in 2007. This slight decrease is related to higher manufacturing costs for titles published on multiple platforms.

Operating Profit
Recorded net profit from operations for the first quarter ended March 31, 2008, increased to $0.744 million versus $0.691 million in Q1 2007.

Net Profits
Net profits for the quarter amounted to $0.7 million, versus $0.8 million in net profit for the first quarter of 2007. The small decrease was caused by Obscure II Wii being distributed in the first week of the Second quarter of 2008 and as such not accounted for in the First quarter.

Profit per Share
For Q1 2008 profit per share is $0.02 (38.6 million average outstanding) compared to $0.03 (25.3 million average outstanding) in Q1 of the previous year.

Outlook Second Quarter 2008
The company expects for the second quarter the same or higher net revenues and net profits compared to the first quarter 2008.

Net profit per share for Q2 2008 is expected to be equal or higher than the profit per share of the first quarter 2008.

Current Climate
The growing number of titles published as well as the continuing First Party relationship with Sony Computer Entertainment Europe all contributed to strong first quarter results. Further marketing investments are continued to be made ensuring worldwide visibility and increased units sales of titles published.

“The profit for Q1 2008 demonstrates that we are on track with previously announced expected results.” said Playlogic’s CEO, Willem M. Smit. “Playlogic has anticipated timely on market trends and has diversified its publishing portfolio further with new titles on multiple platforms. The publishing line up shifted towards increased number of titles published on console platforms as the installed base continues to grow.”

The Company expects further increase in revenues and gross profit as more new titles are being published on console and PC platforms. Revenues might fluctuate per quarter reflecting actual release dates. Nevertheless, Playlogic expects to see steady revenue growth with continued profitability.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. The Playlogic Game Factory also develops First Party titles for Sony Computer Entertainment Europe.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Loana Leatomu
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: lleatomu@playlogicint.com
For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com